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                                                                  EXHIBIT NO. 99


                      TIMERLAND ANNOUNCES TWO-FOR-ONE SPLIT



STRATHAM, NH, July 28, 1999 -- The Timberland Company today announced that its Board of Directors approved a 2-for-1 split of its Class A and Class B Common Stock. The additional shares will be distributed on September 15, 1999, to shareholders of record on August 31, 1999. In connection with the stock split, the Board also increased the number of shares authorized under its previously announced repurchase program to up to two million shares. The Company had approximately 8.2 million shares of Class A Common Stock and 2.3 million shares of Class B Common Stock issued and outstanding as of July 27, 1999.

The Timberland Company designs, engineers and markets premium-quality footwear, apparel and accessories for customers who value the outdoors and their time in it. Timberland(R) products offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland is headquartered in Stratham, NH.




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